EXHIBIT 23.3

                      [LETTERHEAD OF KPMG]

                 CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The Loewen Group Inc.

We consent to incorporation by reference in the shelf registration statement on Form S-3 of our report, dated February 26, 1996, except as to Note 12(b), which is as of March 19, 1996 and Note 20, which is as of March 26, 1996, relating to the consolidated balance sheets of The Loewen Group Inc. as at December 31, 1995 and 1994, and the related consolidated statements of operations, retained earnings, and changes in financial position for each of the years in the three year period ended December 31, 1995, and related schedule, which report is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG

Chartered Accountants
Vancouver, Canada
March 20, 1997